Exhibit 10.17

EMPLOYMENT AGREEMENT

BETWEEN

MALACHI MATTRESS AMERICA, INC.

AND

DANIEL MCGUIRE

EFFECTIVE MARCH 31, 1999

EMPLOYMENT AGREEMENT - DANIEL MCGUIRE

By this Agreement, Malachi Mattress America, Inc., hereinafter referred to as Employer, located 5815 Gulf Freeway, Houston, Texas 77023, shall employ Daniel McGuire, hereinafter referred to as Employee, who resides at                                             , who accepts employment under the following terms and conditions:

Article 1

Terms of Employment

1.1                            By this Agreement, Employer employs the Employee and the Employee accepts employment with the Employer commencing effective March 31, 1999 and continuing for five (5) years, but subject, however, to earlier termination as provided for herein.

Article 2

Compensation

2.1                            As compensation for all services rendered under this Agreement, the Employee shall be paid by the Employer during the term hereof as follows:

A.                                 A salary of $200,000.00 per annum payable in by-monthly installments on the 1st and 15th day of each month during the term of this Agreement.  The amount described herein shall be pro rated for any partial month; plus periodic raises as may be approved by the Board of Directors from time to time; and

B.                                  In addition to the foregoing, employees shall be entitled to receive a bonus equal to ten percent (10%) of Employee’s salary if Employer exceeds one hundred percent (100%) of the EBITDA of the Employer’s annual business plan for the prior fiscal year as approved by the Board of Directors.  Any such sums shall be payable on or before February 15th of each year and based upon the financial records of  Employer for the prior calendar year.

Article 3

Duties of Employee

3.1                            The Employee shall be employed as a Vice President for Employer and shall perform, inter alia, the following duties:

3.1.1                to supervise, administer and market the goods and services of Employer on a full time basis;

3.1.2                to institute, implement and carry out such marketing strategies and plans as Employer may direct;

3.1.3                to do such other acts and duties as the Employer shall direct.

3.2                            The Employee shall devote all of his productive time, ability, attention and energies to the business of the Employer such as may be necessary to carry out the terms of this Agreement and Employee may not render any service of a business, commercial or professional nature to any other person or organization, whether or not for compensation, without the prior written consent of Employer.

3.3                            The Employee’s work week shall consist of not less than 40 hours per week, and such other times as the Employer, in the exercise of reasonable discretion, may request.

Article 4

Employee’s Obligations Other Than to Perform Services

4.1                            The Employee agrees to submit for a physical examination annually by a physician selected by the Employee.  Failure to pass satisfactorily such physical examination so as to be able to regularly perform the duties set out in Article 3, according to the opinion of the physician, shall constitute “good” cause for termination of the services of the Employee under this Agreement.

Article 5

Employee Benefits and Bonuses

5.1                            The Employer agrees to include the Employee and his immediate family in any  hospital, surgical and medical benefit plan, if any, adopted by the Employer for the general benefit of all employees, and to pay all of the premiums thereon, a copy of which plan shall be available for inspection at the office of the Employer.

5.2                            The Employer agrees to include the Employee under the Employer’s group term life insurance policy, if any, a copy of which shall be maintained at the office of the Employer.

5.3                            Employee shall be included in any Stock Option Plan adopted by the Employer for the general benefit of employees.

5.4                            Employer shall pay the premiums of a split dollar life insurance policy in the face amount of $250,000 on the life of Employee if Employee is able to be insurable at normal rates.

Article 6

Reimbursement of Expenses Incurred by Employee

6.1                            The Employee is authorized to incur reasonable business expenses for promoting the business of the Employer, including expenditures for entertainment, gifts and travel.  Any such expenses, however, which are in excess of $2,000.00 shall receive the prior written approval of Employer.  The Employer will reimburse the Employee within 30 days of submission for all such expenses upon the Employee’s monthly presentation and itemized account of such reasonable and approved expenditures subject to the terms and conditions herein.  Any expenditure not submitted within sixty (60) days of the incurring of same shall be deemed waived by Employee.

6.2                            The Employee is granted a vehicle allowance of $600.00 per month, which amount shall include insurance in the amounts approved by Employer on the vehicle.

Article 7

Property Rights of Parties

7.1                            During the term of employment, the Employee will have access to and become familiar with various trade marks and trade secrets consisting of formulas, devices, processes, marks and a compilation of information, records and specifications of Employer.  It is a condition of employment hereunder:

7.1.1                Restriction on Use of Confidential Information.  Employee shall not, during the term of this Agreement or at any time thereafter, communicate, divulge or use for the benefit of any other person, persons, partnership, association, corporation or entity any of the confidential information, knowledge or know-how concerning the systems of operation, services, customer lists, products, procedures, policies, standards, techniques, criteria, employees, employee lists, candidates for employment, applicants for employment (including applications and resumes), records pertaining to orders, clients or billing, job orders, time sheets, recruitment advertising “pseudonyms”, or, clients of Employer which may be communicated to Employee.

Any and all information, knowledge, know-how, techniques, lists and other information which Employer designates as confidential shall be deemed confidential for purposes of this Agreement, except information which Employee can demonstrate came to his attention prior to disclosure thereof by Employer or which, at or after the time of disclosure by Employer to Employee had become or becomes a part of the public domain through publication communication by others or discovered by Employee independent of his Employment hereunder.

7.1.2                In-Term Covenant Not to Compete.  For and in consideration of  Employer’s obligations hereunder as set out herein, which consideration is good and sufficient independent consideration, Employee agrees that during the term of this Agreement, Employee will not, either directly or indirectly, engage in the sale of mattresses to the public in any state in which the Employer is engaged in such business as of the date of termination of Employee, or any state which Employer intends to open retail premises for the sale of mattresses, either as a proprietor, partner, investor, shareholders, director, officer, employee, principal, agents, advisor, or consultant; nor shall Employee divert any business that should be handled by the business to any other entity; nor shall Employee solicit any employees or clients of Employer.  Further, if Employee is a corporation, Employee shall cause his shareholders, directors, officers, and employees to refrain from such activities prohibited hereunder.

7.1.3                Employee agrees that the provisions of 7.1.2 and 7.1.4 are reasonable and the limitations on the Employee contained therein are reasonable as to time, geographic area and the scope of activity to be restrained.  Furthermore, Employee agrees that such limitations do not impose a greater restraint than is necessary to protect the good will or other business interests of Employer.

7.1.4                Post-Term Covenant Not to Compete.  Employee agrees that for a period of two (2) years immediately following the expiration or termination of this Agreement  in the event Employee is terminated without cause, as set out in Section 9.1 herein, or if the Agreement expires at the end of the term of employment set out in Section 1.1 herein, or for a period of four (4) years immediately following the termination of this Agreement, if Employee is terminated for “cause”, as set out in Section 9.2 herein,, Employee will not, either directly or indirectly, engage in the sale of mattresses to the public in any state in which Employer is engaged in such business as of the date of termination of this Agreement, or any state where Employer intends to open retail premises for the sale of mattresses, either as a proprietor, partner, investor, shareholder, director, officer, employee, principal, agent, advisor, or consultant.

7.1.5                Enforcement of Covenants Not to Compete.  Employee acknowledges that violation of the covenant not to compete contained in this Agreement would result in immediate and irreparable injury to Employer for which no adequate remedy at law may be available.  Accordingly, Employee hereby consent to the entry of an injunction prohibiting the conduct by Employee in violation of the terms of those covenants not to compete set forth in this Employment Agreement.  Employee expressly agrees that it may conclusively be presumed that any violation of the terms of said covenant to compete was accomplished by and through Employee’s utilization of Employer’s confidential information, known methods and procedures.  Further, Employee expressly agrees that the existence of any claims it may have against Employer, whether or not arising from this Agreement shall not constitute a defense to the enforcement by Employer of the covenants not to compete set forth in this Agreement.  Employee further agrees to pay all costs and expenses (including reasonable attorney’s fees) incurred by Employer in connection with the enforcement of those covenants not to compete set forth in this Agreement.

Article 8

Vacation

8.1                            Employee shall be entitled to paid holidays as authorized in the Company Policy Booklet or authorized by the Board of Directors.

8.2                            The Employee shall be entitled to receive annual paid vacation of twenty (20) business days with full pay. Such vacation shall be taken at a time selected by the Employee and approved by the Employer.  In addition, the Employee shall be bound by an Agreement to adhere to the sick leave, appointment leave and other policies and procedures of the Company Policy Booklet, a copy of which is available for inspection at the offices of the Employer and to which Employee hereby agrees he has read, understood and agrees to be bound thereby.  Neither vacation time nor sick leave shall be allowed to accrue.

Article 9

Termination

9.1                            Either party may terminate this Agreement by giving ninety (90) days written notice to the other party for any reason, without cause.

9.2                            This Agreement may be terminated for “cause” if the Employer, in the exercise of reasonable judgment, finds that the Employee on multiple occasions engaged in any of the following conduct:

9.2.1                A material breach of the terms of this Agreement; or

9.2.2                Whenever the Employee wilfully fails or wilfully refuses to perform faithfully and diligently the specific written duties of employment after reasonable notice and an opportunity to correct the conduct; or

9.2.3                Whenever the Employee fails or refuses to comply with the reasonable policies, standards and regulations of the Employer; or

9.2.4                Theft, fraud or embezzlement by the Employee; or

9.2.5                The death or disability which renders Employee unable to perform the duties described in § 3.1 as determined by medical evidence; or the failure of Employee to pass the physical described in Section 4.1; or

9.2.6                The loss by the Employee of legal capacity and such legal incapacity on the part of the Employee to perform her duties continues for a period of thirty (30) days or  greater, unless waived by the Employer; or

9.2.7                The Employee files a petition in a court of bankruptcy or adjudicated bankrupt; or

9.2.8                The Employee institutes or has instituted against him any bankruptcy proceeding for reorganization and rearrangement of the financial affairs of the Employee’s financial affairs that is not dismissed within 90 days from the date of filing; or

9.2.9                The Employer has a receiver of its assets or property appointed because of insolvency that is not dismissed within 90 days from the date of filing.

9.3                            In the event of the termination for “cause” Employer shall give Employee fourteen (14) days written notice of the termination.  If this Agreement shall be terminated under this Article 9, whether  for “cause”, the Employee shall only be entitled to receive those sums due under Article 2 and Article 6 accruing up to and including the effective date of termination, subject to any right of set off which the Employer may have against the Employee prorated to the effective date of termination.  If the Employee is terminated without cause, he shall be entitled to receive a severance amount of $50,000 payable on the effective date of termination.

Article 10

General Provisions

10.1                    The Employee, at all times during the performance of this Agreement, shall strictly adhere to and obey all rules and regulations now in effect or subsequently promulgated covering the conduct of the employees of the Employer.

10.2                    All notices or other communications required in this Agreement may be effected either by personal delivery in writing, by facsimile transmission or certified mail, return receipt requested at the addressed listed above, or such other address as either arty may direct.

10.3                    THIS AGREEMENT SUPERSEDES ALL OTHER AGREEMENTS, EITHER ORAL OR IN WRITING, BETWEEN THE PARTIES TO THIS AGREEMENT WITH RESPECT TO THE EMPLOYMENT OF THE EMPLOYEE BY THE EMPLOYER AND ALL EMPLOYMENT AGREEMENTS WITH MALACHI RETAIL, INC., F/K/A THE MATTRESS FIRM, INC., TEAM EXCEL MANAGEMENT COMPANY, INC. AND MALACHI MATTRESS - TEXAS, LTD.  THIS AGREEMENT CONTAINS THE ENTIRE UNDERSTANDING OF THE PARTIES AND ALL THE COVENANTS AND AGREEMENTS OF THE PARTIES WITH RESPECT TO SUCH EMPLOYMENT.  BY HIS SIGNATURE BELOW, EMPLOYEE ACKNOWLEDGES THAT ALL PRIOR AGREEMENTS, CONTRACTS, UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, BETWEEN EMPLOYEE AND EMPLOYER AND ALL EMPLOYMENT AGREEMENTS WITH MALACHI RETAIL, INC., F/K/A THE MATTRESS FIRM, INC., TEAM EXCEL MANAGEMENT COMPANY, INC. AND MALACHI MATTRESS - TEXAS, LTD.  ARE HEREBY SUPERSEDED AND RENDERED OF NO FURTHER FORCE AND EFFECT.

10.4                    THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED ACCORDING TO THE LAWS OF THE STATE OF TEXAS.  VENUE SHALL BE IN FORT BEND COUNTY, TEXAS.

10.5                    The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

10.6                    In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been put in the Agreement.

10.7                    Any failure or delay on the part of either the Employer or Employee to exercise any remedy or right under this Agreement shall not operate as a waiver of such rights under this Agreement.  No covenant or condition of this Agreement may be waived by written consent of the waiving party.

EXECUTED in Sugar Land, Texas, on this the 31 day of March, 1999.

“EMPLOYER”

MALACHI MATTRESS AMERICA, INC.

By:	/s/ S. Christopher Herndon
Name: S. Christopher Herndon
Title:	Chief Executive Officer

“EMPLOYEE”

/s/ Daniel McGuire
Daniel McGuire